EXHIBIT (d)(1)

                         AQUILA GAS PIPELINE CORPORATION
                            ONE INTERNATIONAL CENTRE
                          100 N.E. LOOP 410, SUITE 1000
                          SAN ANTONIO, TEXAS 78216-4754

                      NOTICE OF MERGER AND APPRAISAL RIGHTS
                       AVAILABLE TO FORMER STOCKHOLDERS OF
                         AQUILA GAS PIPELINE CORPORATION

                                  May 21, 1999

To the Holders of Record as of May 14, 1999 of Certificates Formerly Representing Common Stock of Aquila Gas Pipeline Corporation ("Former Stockholders"):

     NOTICE IS HEREBY GIVEN pursuant to Sections 253(d) and 262(d)(2) of the General Corporation Law of the State of Delaware (the "DGCL") that, effective May 14, 1999 (the "Effective Time"), AEC Acquisitions, Inc., a Delaware corporation ("AEC Acquisitions") and a wholly-owned subsidiary of Aquila Energy Corporation, a Delaware corporation ("Aquila Energy"), and an indirect wholly-owned subsidiary of UtiliCorp United Inc., a Delaware corporation ("UtiliCorp"), was merged (the "Merger") with and into Aquila Gas Pipeline Corporation, a Delaware corporation (the "Company"). Immediately prior to the Effective Time, AEC Acquisitions owned approximately 93% of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company. The Merger was effected pursuant to Section 253 of the DGCL. Pursuant to Section 253 of the DGCL, no action was required by stockholders of the Company (other than AEC Acquisitions) for the Merger to become effective.

     As a result of the Merger, the Company is now a wholly-owned subsidiary of Aquila Energy and an indirect wholly-owned subsidiary of UtiliCorp. Pursuant to the terms of the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held by the Company in its treasury and Shares held by AEC Acquisitions) has been converted, subject to the appraisal rights described below, into the right to receive from the Company $8.00 in cash, without interest thereon, upon surrender of certificates for such Shares to The Bank of New York, as Paying Agent (the "Paying Agent"), in accordance with the instructions set forth in the enclosed letter of transmittal (the "Letter of Transmittal"). As a result of the Merger, the stock transfer books of the Company were closed at the Effective Time of the Merger. Accordingly, the Company cannot record any further transfers of Shares on its books.

SURRENDER OF CERTIFICATES

     The Paying Agent, on behalf of the Company, will accept the surrender of certificates for Shares in exchange for the $8.00 per Share cash payment.

     TO RECEIVE THE $8.00 PER SHARE CASH PAYMENT FOR A FORMER STOCKHOLDER'S SHARES, THE FORMER STOCKHOLDER OR A DULY AUTHORIZED REPRESENTATIVE MUST (A) DELIVER THE ENCLOSED LETTER OF


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TRANSMITTAL, APPROPRIATELY COMPLETED, TO THE PAYING AGENT AND (B) SURRENDER SUCH
SHARES BY DELIVERING THE STOCK CERTIFICATE OR CERTIFICATES THAT, PRIOR TO THE MERGER, HAD EVIDENCED SUCH SHARES TO THE PAYING AGENT, ALL AS SET FORTH IN THE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS.

     Each person who does NOT plan to seek an appraisal of such person's Shares is urged to execute (or, if such person is not the record holder of such Shares, to arrange for such record holder or such holder's duly authorized representative to execute) and mail postage paid or deliver a Letter of Transmittal, together with the stock certificate or certificates that, prior to the Merger, evidenced such person's Shares, to the Paying Agent at one of the addresses set forth in the Letter of Transmittal. Former Stockholders should note and follow carefully the instructions set forth in the Letter of Transmittal. FORMER STOCKHOLDERS SHOULD ALSO NOTE THAT SURRENDER TO THE PAYING AGENT OF STOCK CERTIFICATES FOR THEIR SHARES MAY CONSTITUTE A WAIVER OF APPRAISAL RIGHTS UNDER THE DGCL.

     The method of delivery of the Letter of Transmittal, stock certificates formerly representing Shares and all other required documents is at the election and risk of the Former Stockholder. IF A FORMER STOCKHOLDER DECIDES TO SEND STOCK CERTIFICATES BY MAIL, IT IS RECOMMENDED THAT SUCH STOCK CERTIFICATES BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

APPRAISAL RIGHTS

     Former Stockholders are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"), provided that they comply with the conditions established by Section 262.

     Section 262 is reprinted in its entirety as Annex A to this Notice. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex A. This discussion and Annex A should be reviewed carefully by any Former Stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of appraisal rights.

     A record holder of Shares who makes the demand described below with respect to such Shares, and who otherwise complies with the statutory requirements of
Section 262 will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her Shares. All references in this summary of appraisal rights to a "stockholder" or "holders of Shares" or "Former Stockholders" are to the record holder or holders of Shares.

     Under Section 262, when a merger is accomplished pursuant to Section 253 of the DGCL, either before or within 10 days after the effective date of the merger each constituent corporation (or, after the effective date, the surviving constituent corporation) must notify each stockholder entitled to appraisal rights of the merger and that appraisal rights are available to


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such stockholders and include in each such notice a copy of Section 262. This
Notice shall constitute such notice to the record holders of Shares.

     Holders of Shares who desire to exercise their appraisal rights must deliver a written demand for appraisal to the Company within 20 calendar days after the date of mailing of this notice. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal.

     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to:

         Aquila Gas Pipeline Corporation
         One International Centre
         100 N.E. Loop 410, Suite 1000
         San Antonio, Texas  78216-4754

         Attention: Donald J. LaBauve
                    Corporate Secretary

     A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds Shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. When the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

     Within 120 days after the Effective Time, either the Company or any Former Stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a Former

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Stockholder, demanding a determination of the fair value of the Shares of all
Former Stockholders seeking statutory appraisal rights. There is no present intent on the part of the Company to file an appraisal petition and Former Stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such Shares. Accordingly, Former Stockholders who desire to have their Shares appraised must initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any Former Stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the later of (i) the receipt of the written request therefor by the Company, or (ii) the expiration of the 20-day period following the mailing of this Notice.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the Former Stockholders who have demanded an appraisal for the Shares and who hold certificates formerly representing Shares to submit such certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Former Stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to Former Stockholder. When proceedings are not dismissed, the Delaware Court will appraise the Shares owned by Former Stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     No representation is made as to the outcome of the appraisal of fair value as determined by the Court, and Former Stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equal to, the Merger consideration of $8.00 per share. Moreover, the Company does not anticipate offering more than $8.00 per share to any Former Stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a Share is less than $8.00 per share. In determing the "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to

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the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each Former Stockholder who seeks appraisal of his or her shares is responsible for his or her attorneys' and expert witness expenses, although, upon application of a Former Stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any such Former Stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any Former Stockholder who has duly demanded appraisal in compliance with
Section 262 will not be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Former Stockholder who has demanded appraisal of his or her Shares will have the right to withdraw such demand for appraisal and to accept $8.00 per share. After this period, such stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, Former Stockholders' rights to appraisal shall cease, and all Former Stockholders will be entitled to receive $8.00 per share.

     Any Former Stockholder may withdraw his or her demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

ADDITIONAL INFORMATION

     AEC Acquistions, Aquila Energy, and UtiliCorp conducted an offer to purchase any and all outstanding Shares at a price per share of $8.00, net to the seller in cash (the "Offer"). In making their decisions as to the exercise of appraisal rights, Former Stockholders are urged to review the Offer to Purchase, dated April 9, 1999 (the "Offer to Purchase"), which was previously mailed on April 9, 1999 to stockholders in connection with the Offer and the
Schedule 14D-9 filed by the Company on April 22, 1999. Copies of the Offer to Purchase, as well as the related combined Schedule 14D-1 and Schedule 13D; the
Schedule 13E-3; the Schedule 14D-9; and all amendments thereto filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, can be obtained by written request directed to


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Donald J. LaBauve, Corporate Secretary, Aquila Gas Pipeline Corporation, One
International Centre,100 N.E. Loop 410, Suite 1000, San Antonio, Texas 78216-4754 or by calling (210) 476-1100.

INFORMATION CONCERNING THE COMPANY

     Prior to the Merger, the Company was subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, was required to file reports and other information with the Commission relating to the Company's business, financial condition and other matters. These reports and other information are available for inspection at the public reference facilities maintained by the Commission located at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

     The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, are incorporated herein by reference. The Company will provide without charge to each person to whom a copy of this Notice of Merger and Appraisal Rights is mailed, upon the oral or written request of any such person, a copy of all documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Donald J. LaBauve, Corporate Secretary, Aquila Gas Pipeline Corporation, One International Centre,100 N.E. Loop 410, Suite 1000, San Antonio, Texas 78216-4754.

                                    AQUILA GAS PIPELINE CORPORAITON



                                    /s/ F. Joseph Becraft
                                    F. Joseph Becraft, President

Date:  May 21, 1999



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                                     ANNEX A


     Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights.

     Section 262 Appraisal Rights --

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

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               a.   Shares of stock of the corporation surviving or resulting
                    from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of


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     such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency

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of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.